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                                                        EXHIBIT 8.02


                 [LETTERHEAD OF DOW, LOHNES & ALBERTSON, PLLC]


                                        April 3, 1998


Teleport Communications Group Inc.
One Teleport Drive
Staten Island, New York 10311

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") of AT&T Corp. ("AT&T"), a New York corporation, relating to the registration of shares of common stock, par value $1.00 per share, of AT&T to be issued pursuant to the Agreement and Plan of Merger, dated as of January 8, 1998, among AT&T, TA Merger Corp., a Delaware corporation, and Teleport Communications Group inc., a Delaware corporation.

        The discussion set forth under the heading "THE MERGER--Certain Federal Income Tax Consequences" in the Information Statement/Prospectus that is part of the Registration Statement describes our opinion regarding certain tax matters and is accurate in all material respects.

        We consent to the use of this letter as Exhibit 8.02 to the Registration Statement and to the reference to our firm under the heading "THE MERGER--Certain Federal Income Tax Consequences" in the Information Statement/Prospectus that is part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                        Very truly yours,


                                        /s/ Dow, Lohnes & Albertson, PLLC